Exhibit 99.1
For Immediate Release

Contact:                 C. Steven Sjogren, Chairman, President and CEO
(847) 398-0990

BEN FRANKLIN FINANCIAL, INC.
ANNOUNCES CLOSING OF CONVERSION AND STOCK OFFERING

Arlington Heights, IL, January 22, 2015 – Ben Franklin Financial, Inc., announced today that it has completed the conversion and reorganization pursuant to which Ben Franklin Financial, MHC has converted to the stock holding company form of organization.  Ben Franklin Financial, Inc., a Maryland corporation (“New Ben Franklin Financial”) and the new stock holding company for Ben Franklin Bank of Illinois, has sold 390,474 shares of common stock at $10.00 per share, including 27,333 shares purchased by Ben Franklin Bank of Illinois’ employee stock ownership plan, for gross offering proceeds of $3.9 million in its stock offering. All orders in the subscription offering were filled in whole.

Concurrent with the completion of the offering, shares of common stock of Ben Franklin Financial, Inc., a Federal corporation (“Old Ben Franklin Financial”) owned by the public have been exchanged (the “Share Exchange”) for shares of New Ben Franklin Financial common stock so that Old Ben Franklin Financial’s existing stockholders now own the same percentage of New Ben Franklin Financial’s common stock as they owned of Old Ben Franklin Financial’s common stock immediately prior to the conversion, subject to adjustment for cash issued in lieu of fractional shares in the Share Exchange and shares purchased by such stockholders in the stock offering.  Stockholders of Old Ben Franklin Financial will receive 0.3562 share of New Ben Franklin Financial common stock for each share of Old Ben Franklin Financial common stock they owned immediately prior to completion of the transaction.  Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, New Ben Franklin Financial has approximately 696,412 shares of common Stock outstanding, subject to adjustment for cash issued in lieu of fractional shares in the Share Exchange.

The shares of common stock sold in the offering and issued in the Share Exchange are expected to begin being quoted on the OTCQB Marketplace on January 23, 2015 under the trading symbol “BFFID” for a period of 20 trading days and will thereafter trade as “BFFI.”

Direct Registration Statements reflecting the shares purchased in the stock offering are expected to be mailed to subscribers on or about January 22, 2015.  Shareholders of Old Ben Franklin Financial holding shares in street name will automatically receive shares of New Ben Franklin Financial common stock and cash in lieu of fractional shares within their accounts.  Shareholders of Old Ben Franklin Financial holding shares in certificated form will be mailed a letter of transmittal. After submitting their stock certificates and a properly completed letter of transmittal to New Ben Franklin Financial’s transfer agent, shareholders will receive Direct Registration Statements reflecting their shares of New Ben Franklin Financial common stock and will receive cash in lieu of fractional shares.

Sterne, Agee & Leach, Inc. acted as marketing agent in connection with the offering.  Luse Gorman, pc acted as legal counsel to Ben Franklin Financial, Inc., in connection with the offering.  Vedder Price P.C. acted as legal counsel to Sterne, Agee & Leach, Inc. in connection with the offering.

New Ben Franklin Financial is the parent company of Ben Franklin Bank of Illinois, a community-oriented financial institution offering traditional financial services to consumers and businesses from two offices in Cook County, Illinois.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in the opening of trading due to market disruptions or exchange-related operational issues.